Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 2, 2014 with respect to the consolidated financial statements, schedule, and internal controls over financial reporting included in the Annual Report of SIFCO Industries, Inc. on Form 10-K for the year ended September 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SIFCO Industries, Inc. on Forms S-8 (File No. 333-176224, effective August 11, 2011, File No. 333-150963, effective May 16, 2008 and File No. 333-141225, effective March 12, 2007).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
December 2, 2014